   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1999
                                                    REGISTRATION NO. 333-_____
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                              ---------------------

                            WESTERN PROPERTIES TRUST

             (Exact name of registrant as specified in its charter)

                              ---------------------

                                   California

         (State or other jurisdiction of incorporation or organization)

                              ---------------------

                                   94-6100058

                     (I.R.S. Employer Identification Number)

                              ---------------------

                          2200 Powell Street, Suite 600
                          Emeryville, California 94608
                                 (510) 597-0160

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ---------------------

                                Bradley N. Blake
                             Chief Executive Officer
                            Western Properties Trust
                          2200 Powell Street, Suite 600
                          Emeryville, California 94608
                                 (510) 597-0160

                                    COPY TO:

                              Peter T. Healy, Esq.
                              O'Melveny & Myers LLP
                         275 Battery Street, Suite 2600
                         San Francisco, California 94111
                                 (415) 984-8833

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              ---------------------

      Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by the Unitholders.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
   TITLE OF SECURITIES BEING        AMOUNT TO BE      AGGREGATE OFFERING   AGGREGATE OFFERING    REGISTRATION FEE
        REGISTERED (1)             REGISTERED (2)     PRICE PER SHARE (3)       PRICE (3)               (4)
---------------------------------------------------------------------------------------------------------------------
     Common Shares of
       Beneficial Interest
       (without par value)         1,432,364 shares      $ 10.40625           $14,905,537          $4,144
---------------------------------------------------------------------------------------------------------------------

(1) This registration statement is filed to register the issuance from time to time by Western Properties Trust (formerly known as Western Investment Real Estate Trust) ("Western Properties") of its Common Shares of Beneficial Interest, without par value ("Common Shares"), if and to the extent that the current holders (the "Unitholders") of units of limited partnership interest ("Units") in Western/Kienow, L.P. (the "DownREIT Partnership"), a limited partnership in which Western Properties is the sole general partner, tender such Units for redemption and Western Properties elects, pursuant to the terms of the agreement of limited partnership of the DownREIT Partnership (the "Partnership Agreement") to acquire such Units for Common Shares. The DownREIT Partnership issued the Units on October 30, 1998, in connection with its acquisition of an indirect ownership interest in certain neighborhood shopping centers and other real estate in the Portland, Oregon metropolitan area owned by Kienow's Food Stores, Inc. ("Kienow's"). Pursuant to the Partnership Agreement, the Unitholders may tender their units for redemption to the DownREIT Partnership at any time on or after October 30, 1999. In such event, Western Properties may elect to acquire the tendered Units in exchange for Common Shares registered hereby, on a one-for-one basis, or for cash. If the DownREIT Partnership (rather than Western Properties) redeems the tendered Units, or if Western Properties acquires tendered Units for cash, the Common Shares shall not be issued.

(2) Pursuant to Rule 416 under the Securities Act, this registration statement also registers the currently indeterminate number of additional Common Shares as may be issuable upon redemption of the Unitholders' Units as a result of anti-dilution adjustments.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c), based on the average high ($10.50) and low ($10.3125) sales prices of the Common Shares on the American Stock Exchange on November 9, 1999 (which is a date within five business days prior to the date of filing of this registration statement).

(4)   Calculated pursuant to Section 6(b)(2) of the Securities Act.

                              ---------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a) MAY DETERMINE.

===============================================================================

PROSPECTUS

                                1,432,364 SHARES

                            WESTERN PROPERTIES TRUST

                      COMMON SHARES OF BENEFICIAL INTEREST

         We are Western Properties Trust, a real estate investment trust focused on owning, redeveloping, developing and operating community and neighborhood shopping centers and other real estate in a number of markets in the western United States. Because we are organized as a trust, our common equity interests are called "shares of beneficial interest" rather than shares of stock; however our common shares are comparable in most ways to shares of stock, see "Description of Our Common Shares."

         This prospectus relates to our possible issuance of common shares to the limited partners of Western/Kienow, L.P., a limited partnership in which we are the sole general partner. We are not affiliated with any of the limited partners. The limited partners acquired their units of limited partnership interest on October 30, 1998, in connection with the partnership's acquisition of an indirect ownership interest in Kienow's Food Stores, Inc. Kienow's owns six neighborhood shopping centers and other real estate in the Portland, Oregon metropolitan area and, prior to the acquisition, operated a dozen grocery stores in the Portland area. The partnership agreement of Western/Kienow, L.P. gives the limited partners the right to tender their units of limited partnership interest to the partnership for redemption at any time on or after October 30, 1999. Upon such tender, we have the right to acquire their tendered units in exchange for our common shares, on a one-for-one basis, or for cash. However, our right to acquire their tendered units in exchange for common shares is conditioned on the common shares being registered under the Securities Act. This prospectus is part of a registration statement we filed with the SEC to register our issuance of such common shares. We agreed to bear the expense of registering the common shares. We will not receive any cash proceeds from the issuance of the common shares, but we will receive the tendered units. Receiving such units will increase our ownership interest in the partnership. The limited partners are under no obligation to tender their units for redemption and we are under no obligation to acquire tendered units in exchange for common shares. Our registration of these common shares does not necessarily imply that we will issue all or any portion of these common shares.

         Our common shares are traded on the American Stock Exchange under the symbol "WIR." On November 10, 1999, the last reported sale price for the common shares on the American Stock Exchange was $10.25 per share.

         INVESTING IN OUR COMMON SHARES INVOLVES A NUMBER OF RISKS. IN CONSIDERING WHETHER TO INVEST, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER "RISK FACTORS," BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 12, 1999

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH THIS DOCUMENT REFERS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES IN ANY PLACE WHERE THE OFFER OR SALE TO YOU IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS, EVEN IF THIS PROSPECTUS IS GIVEN TO YOU OR THESE SECURITIES ARE OFFERED OR SOLD TO YOU ON A LATER DATE.

                                TABLE OF CONTENTS


Table Of Contents.........................................................2

Note Regarding Forward-Looking Statements.................................2

Risk Factors..............................................................3

The Company..............................................................10

Use Of Proceeds..........................................................11

Description Of Our Common Shares.........................................11

Federal Income Tax Considerations........................................13

Registration Rights Of The Unitholders...................................21

Plan Of Distribution.....................................................22

Experts..................................................................22

Legal Matters............................................................22

Incorporation Of Certain Information By Reference........................23

Where You Can Find More Information......................................24


                            ----------------------

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the information incorporated in it by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words "will," "shall," "believe," "expect," "anticipate," "intend," "estimate," "assume" or other similar expressions.

         YOU SHOULD NOT RELY ON OUR FORWARD-LOOKING STATEMENTS BECAUSE THE MATTERS THEY DESCRIBE ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER UNPREDICTABLE FACTORS, MANY OF WHICH ARE BEYOND OUR CONTROL. Many relevant risks are described under the caption "Risk Factors" in this prospectus, as well as throughout our disclosure documents, and you should consider the important factors listed there as you read this prospectus.

         Our actual results, performance or achievements may differ materially from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements. We assume no responsibility to update our forward-looking statements.

                                  RISK FACTORS

         AN INVESTMENT IN OUR COMMON SHARES INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON SHARES.

OUR INVESTMENTS ARE SUBJECT TO A NUMBER OF RISKS BEYOND OUR CONTROL.

         Our investments in neighborhood shopping centers and other retail and commercial properties are subject to varying degrees of risk that are beyond our control and that may affect our ability to pay operating and other expenses, make property improvements and make distributions to our shareholders. Income from our properties may be adversely affected by a number of factors beyond our control including:

         -        the national economic climate;

         - the regional economic climate, which may be adversely impacted by plant closings, industry slowdowns and other factors and which may affect us directly (by reducing the willingness of tenants to enter into new leases) or indirectly (by reducing our current tenants' income and thereby reducing their ability to pay rent to us);

         - local real estate conditions such as an oversupply of, or a reduction in demand for, retail and commercial space;

         - perceptions by retailers or shoppers of declining safety, convenience or attractiveness of our retail spaces and the surrounding neighborhoods;

         - decisions by customers of our grocery, drug store and other tenants to shop with on-line internet merchants rather than to visit our tenants' neighborhood locations;

         - the quality, philosophy and performance of our tenants' management; and

         - increased costs of maintenance, insurance and operations, which increases may not necessarily be passed-through fully to tenants.

         Income from our properties and their values are also affected by factors such as government regulations and changes in zoning or tax laws, interest rate levels, the availability of financing and potential liability under environmental and other laws. In addition, the number of prospective buyers interested in purchasing income-producing properties is limited. Therefore, if we sell one of our properties, we may receive less money than we invested in the property.

IF WE FAIL TO ATTRACT AND RETAIN RENT-PAYING TENANTS, OUR INCOME MAY DECREASE.

         Our income and funds available for distribution will depend on our ability to continue to lease space in our properties on economically favorable terms. In addition, as substantially all of our income is derived from rentals of real property, our income and funds available for distribution could be adversely affected if a significant number of our tenants were unable to meet their obligations to us. In the event of default by a tenant, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment. We are subject to the risks that leases may not be renewed, space may not be relet or the terms of renewal or reletting, including the cost of required renovations, may be less favorable than current lease terms and this risk is particularly pronounced for our larger tenants. For example, one of our tenants, Raley's, leased 22 supermarket locations from us and accounted for approximately 20% of our revenues for the year ended December 31, 1998 and any impairment of the rental payments from Raley's could have a material adverse affect on our income and cash flow. Additionally, we expect to incur costs in making improvements or repairs required by new or renewing tenants and we expect to incur costs associated with brokerage commissions payable in connection with the reletting of space. Leases on a total of approximately 7% of the leased square footage of our properties (excluding Kienow's properties which are being redeveloped and retenanted) as of December 31 1998 will expire on or prior to December 31, 2000. Our financial condition, results of operations, cash flow and our ability to pay distributions on, and the market price of, our common shares could be adversely affected if we are unable promptly to relet or renew the leases for all or a substantial portion of expiring leases or if the rental rates upon renewal or reletting are significantly lower than current or expected rates.

THE BANKRUPTCY OF ONE OR MORE MAJOR TENANTS WOULD CAUSE OUR INCOME TO DECREASE.

         In the various industries in which our tenants operate, there have been a number of recent bankruptcies, including a few of our tenants. Our properties are not insulated from the risk of tenant-bankruptcies, and the bankruptcy or insolvency of one of our major tenants could have a material adverse effect on the property in which the tenant is located and the income produced by that property. Our leases generally do not contain restrictions designed to ensure the creditworthiness of a tenant, although we do consider the creditworthiness of each tenant prior to executing the lease.

IF WE FAIL TO COMPETE EFFECTIVELY AGAINST OTHER PROPERTY OWNERS IN OUR ATTEMPTS TO ATTRACT AND RETAIN TENANTS AND IN OUR ATTEMPTS TO PURCHASE ATTRACTIVE PROPERTIES, OUR INCOME AND PROFITS MAY DECLINE.

         Numerous owners of properties compete with us to attract tenants and numerous companies compete with us to acquire attractive properties. We compete for tenants primarily on the basis of location, rental rates, services provided and the design and condition of our properties. In some of the geographic areas in which we own properties, the available supply of space for lease exceeds the demand by prospective tenants. In those circumstances, the rents we may charge tenants may decline and the costs and expenses we incur on the tenant's behalf may increase, resulting in a decline in our income and cash flow.

         Additionally, we compete for quality properties with other investors and engage in a continuing effort to identify desirable properties for acquisition. If the number of prospective buyers for the types of properties we consider acquiring increases, the prices of those properties may increase and the yields may decrease.

IF OUR OPERATING COSTS INCREASE BY A GREATER AMOUNT THAN OUR RENTAL INCOME, THEN OUR PROFITS WILL DECREASE.

         Our properties are subject to operating risks common to commercial real estate in general, any of which may adversely affect operating income. For example, our properties are subject to increases in operating expenses, such as security, taxes, landscaping, insurance, repairs and maintenance. While most of our tenants are currently obligated to pay many of these costs, we cannot assure you that our tenants will pay the costs they owe us or, upon renewal, will agree to continue to pay those costs. If operating expenses increase, local market conditions may limit the extent to which rents may be increased to meet increased expenses without decreasing occupancy rates. While we implement cost-saving incentive measures at each of our properties, if any of the above problems occur, our ability to make distributions on, and the market price of, our common shares could be adversely affected.

WE MAY BE UNABLE TO COMPLETE DEVELOPMENT AND REDEVELOPMENT PROJECTS ON ADVANTAGEOUS TERMS.

         The real estate development business, including the renovation and rehabilitation of existing properties, involves significant risks. As of September 30, 1999, we are involved in the early stages of two development projects in the San Francisco Bay Area. The first project is located in Walnut Creek, California (the "Cal Fed Project") where we intend to acquire and redevelop three parcels, which comprise the majority of a city block. The second project is located in Redwood City, California (the "On Broadway Project"), which is a project contemplated with the city's redevelopment agency. We intend to finance both projects through joint ventures, property disposition proceeds and/or through third-party construction loans.

         Our development projects involve significant risks, including the following:

          - As of September 30, 1999, we do not have sufficient financing in place to meet our anticipated commitments to both development projects. We cannot assure you that we will be able to obtain financing on favorable terms for development projects and we may not complete construction on schedule or within budget, resulting in increased debt service expense and construction costs and delays in leasing such properties and generating cash flow.

          - We may not be able to obtain, or we may experience delays in obtaining, all necessary zoning, land-use, building, occupancy and other required governmental permits and authorizations. In particular, with respect to the Cal Fed Project, we may need to rely on the City of Walnut Creek's willingness to assist in our acquisition of the applicable properties by exercising the city's power of condemnation; however, the City may not commence such process or it may be subject to significant legal or other delays.

         - New or renovated properties may perform below anticipated levels, producing cash flow below budgeted amounts;

          - Substantial renovation as well as new development activities, regardless of whether or not they are ultimately successful, typically require a substantial portion of management's time and attention which could divert management's time from our day-to-day operations.

          - Activities that we finance through construction loans involve the risk that, upon completion of construction, we may not be able to obtain permanent financing or we may not be able to obtain permanent financing on advantageous terms.

         These risks could have an adverse effect on our financial condition, results of operations and cash flow and our ability to pay distributions on, and the market price of, our common shares.

MARKET CONDITIONS AND THE COST OF FINANCING MAY LIMIT OUR GROWTH RATE.

         Various elements of our business and growth strategies will require additional capital. There can be no assurance that funds will be available to us on terms satisfactory to us when needed. To the extent that we raise additional equity capital, it could have a dilutive effect on existing shareholders.

WE ARE SUBJECT TO RISKS AND LIABILITIES IN CONNECTION WITH PROPERTIES AND PROJECTS OWNED THROUGH PARTNERSHIPS AND LIMITED LIABILITY COMPANIES.

         As of September 30, 1999, we had an ownership interest in two partnerships and one limited liability company (an "LLC") with third parties. On September 30, 1999, we owned 11 properties through these entities. We may make additional investments through partnerships and LLCs in the future.

         The ownership of properties through a partnership structure with third parties involves certain risks which may include one or more of the following:

         - Our partners could become bankrupt, in which event we could be generally liable for the partnership liabilities of our third-party partners.

         - Our partners could at any time have economic interests or goals which are inconsistent with our economic interests and goals.

         - Our partners may take actions contrary to our instructions, requests, policies or objectives.

         - Our partnerships often contain restrictions on the ability of a partner to sell its interest, which may result in a purchase or sale of our interest at a disadvantageous time or on disadvantageous terms.

         The occurrence of one or more of the events described above could have an adverse effect on our financial condition, results of operations and cash flow and our ability to pay distributions on, and the market price of, our common shares.

IF WE SUFFER AN UNINSURED LOSS, OUR INCOME AND CASH FLOW MAY DECREASE.

         We carry comprehensive liability and casualty insurance with respect to all of our properties, with policy specifications, insured limits and deductibles on terms and amounts which we believe are adequate and customarily carried by others for similar properties. There are, however, certain types of losses, such as losses arising from acts of war or relating to pollution or for earthquake or flood, that we generally do not insure because they are either uninsurable or not economically insurable. Most of our properties are located in California and Nevada near active earthquake fault lines. In the event of a major earthquake, any of our properties in the area of the earthquake could suffer substantial damage or destruction. Should an uninsured loss or a loss in excess of insured limits occur, we could lose our capital invested in a property, as well as the anticipated future revenue from that property. Nevertheless, we would continue to be obligated on any obligations related to that property. Any of those losses could adversely affect our business and our financial condition, as well as adversely affect our ability to make distributions on, and the market price of, our common shares.

THE RISE OF ON-LINE COMMERCE MAY DECREASE OUR TENANTS' INCOME, THEREBY INCREASING THE RISK THAT THEY MAY NOT BE ABLE TO MAKE TIMELY RENT PAYMENTS TO US AND MAY NOT BE ABLE TO RENEW THEIR LEASES ON TERMS FAVORABLE TO US.

         Most of our retail tenants depend upon in-store sales for the majority of their revenues. In addition, many of the smaller retail tenants in our neighborhood shopping centers depend upon the foot traffic generated by the shopping center's anchor tenant (which generally is a grocery or drug store). Recently, on-line merchants such as Webvan, Peapod and Drugstore.Com have begun competing against such neighborhood grocery and drug stores, and other specialized on-line merchants compete against our smaller retail tenants. If our tenants' customers reduce their in-store shopping by ordering products on-line from other merchants, the foot traffic at our neighborhood shopping centers and other properties may decrease and our tenants' revenues may decline. Such a decline in our tenants' revenues creates a risk that they will not be able to make timely rent payments to us, and that any renewal of their lease may be on less favorable terms to us than otherwise would have been the case. If our tenants fail to make timely rent payments, we may be unable to meet our financial obligations under our outstanding notes and our line of credit. If a number of our tenants default on their rent payments or renew their leases on terms less favorable to us, our business and financial condition, as well as our ability to make distributions on, and the market price of, our common shares could be adversely affected.

WE COULD SUFFER ENVIRONMENTAL LIABILITIES, WHICH WOULD RESULT IN A DECREASE IN OUR INCOME, CASH FLOW AND PROPERTY VALUES.

         Under various federal, state and local environmental laws, we may be required to investigate and clean-up hazardous or toxic substances or petroleum product releases at our current and former properties, often regardless of whether we caused or even knew about such environmental condition. Such duties may be imposed solely because of our current or previous ownership or operation of the real estate. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by those parties in connection with any such contamination. In addition, applicable environmental laws allow for the imposition of liens on contaminated sites in favor of the government for damages and costs it incurs in connection with the contamination. Such liens or the presence of hazardous substances on our property or our failure to properly remediate the contamination may adversely affect our ability to borrow against, sell or rent the affected property.

WE MAY INCUR COSTS IN COMPLYING WITH THE AMERICANS WITH DISABILITIES ACT AND SIMILAR LAWS.

         The Americans with Disabilities Act generally requires that all places of public accommodation, including our properties, be made accessible to disabled persons. Although we believe that our properties are substantially in compliance with the present requirements of the Americans with Disabilities Act, we may incur additional costs in complying with the Americans with Disabilities Act. A number of additional federal, state and local laws exist which also may require modifications to our properties. These laws may also restrict certain further renovations of our properties. Additional legislation may impose further burdens or restrictions on us with respect to access by disabled persons.

IN ACQUIRING REAL PROPERTIES, WE INCUR A RISK THAT THE STRUCTURE OF A PARTICULAR TRANSACTION SHALL NOT PERMIT US THE FLEXIBILITY TO TAKE AN ACTION WITH RESPECT TO THE ACQUIRED PROPERTY THAT MIGHT OTHERWISE BE IN THE BEST INTEREST OF OUR SHAREHOLDERS.

         We may acquire properties (or an economic interest in properties) or other real estate companies when we believe that an acquisition is consistent with our business strategies. In addition, in certain circumstances we create and use units of so-called "downREIT" partnerships as consideration for acquisitions from tax-sensitive sellers. In connection with those acquisitions, we sometimes agree to certain restrictions on our ability to sell, or reduce the mortgage indebtedness on, those acquired assets, including agreeing not to sell properties for significant periods of time. These transactions may increase our indebtedness, which may impair our ability to take actions that would otherwise be in the best interests of our shareholders.

THE ILLIQUIDITY OF THE MARKET IN WHICH WE OPERATE IMPEDES OUR FLEXIBILITY IN RESPONDING TO MARKET CHANGES.

         Equity and debt real estate investments are relatively illiquid and, therefore, tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code generally limits our ability to sell those properties that we have held for fewer than four years. The limitation in the Internal Revenue Code and related regulations may affect our ability to sell properties without adversely affecting returns to our shareholders. The relative illiquidity of our holdings, Internal Revenue Code prohibitions and related regulations could impede our ability to respond to adverse changes in the performance of our investments and could adversely affect our financial condition, results of operations and cash flow and our ability to make distributions on, and the market price of, our common shares.

OUR ROLE AS THE GENERAL PARTNER OF THE WESTERN/KIENOW, L.P. MAY CONFLICT WITH THE INTERESTS OF OUR SHAREHOLDERS.

         As the general partner of Western/Kienow, L.P., we have fiduciary obligations to that partnership's limited partners, the discharge of which may conflict with the interests of our shareholders.

WE ARE SUBJECT TO THE RISKS OF MAKING LOANS SECURED BY REAL ESTATE.

         As of September 30, 1999, we had invested as a lender in three notes secured by mortgages on real property. Through such date we had advanced $16.9 million of our total funding commitment of $36 million. We are considering increasing our aggregate commitment to as much as $51.5 million. These loans are secured by properties in Walnut Creek (commonly known as the "Plaza Escuela Project"), Dublin and Concord, California. In the future, we may make more of this type of investment. In general, the risks of investing in mortgages include:

         - Borrowers may not have adequate cash flow to be able to make periodic debt service payments or pay principal when due.

         - The value of the mortgaged property may be less than the principal amount of the notes secured thereby.

         - The interest rate payable on the notes may be lower than our costs of funds to acquire the notes.

         - Borrowers may not have the ability to pay the principal balance at maturity of the loan.

In any of the foregoing events, our income and our ability to make distributions on, and the market price of, our common shares could be adversely affected.

WE COULD SUFFER ADVERSE TAX CONSEQUENCES IF WE FAIL AT ANY TIME TO QUALIFY AS A REIT.

         We intend at all times to operate so as to qualify as a REIT for federal income tax purposes. Although we believe that we are organized and operate in that manner, no assurance can be given that we shall remain qualified as a REIT. This is because qualification as a REIT involves the application of complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. If in any taxable year we fail to qualify as a REIT, we shall be subject to federal and state income tax on our taxable income at regular corporate rates. In addition, unless we are entitled to relief under certain statutory provisions, we would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax liability resulting from our failure to qualify as a REIT would significantly reduce or eliminate the cash flow available for distribution to our shareholders.

BECAUSE OUR DECLARATION OF TRUST CONTAINS CERTAIN LIMITS ON WHO MAY OWN OUR COMMON SHARES, IT WILL BE VERY DIFFICULT FOR SOMEONE ELSE TO TAKE CONTROL OF US, EVEN IF SUCH CHANGE OF CONTROL MIGHT BE IN THE BEST INTERESTS OF OUR SHAREHOLDERS.

         For us to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer persons. Our declaration of trust includes provisions authorizing our board of trustees to refuse to effect any transfer of our shares of beneficial interest that would jeopardize our status as a REIT. These provisions may have the effect of delaying, deferring or preventing someone from taking control of us, even though that change of control could involve a premium price for our shareholders or otherwise could be in our shareholders' best interests.

OUR DEBT FINANCING MAY ADVERSELY IMPACT OUR SHAREHOLDERS.

         We are subject to the risks associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest.

         Our current indebtedness bears interest at both fixed rates and floating rates. As of September 30, 1999, our aggregate outstanding indebtedness of $211.8 million consisted of $134.6 million in fixed rate, long-term debt and $77.2 million of borrowings under our variable rate, unsecured bank line. Over the next five and ten years, approximately $136.9 million and $186.9 million, respectively, of our indebtedness will mature.
It is our intention to repay such indebtedness with a combination of the sale of assets and/or the issuance of new debt or equity securities, both of which will be dependent on market conditions. For future financings, we intend to seek the most attractive financing arrangements available at the time, which may involve either fixed or floating interest rates. With respect to floating rate indebtedness, increases in interest rates could adversely affect our operating income, funds available for distribution and ability to meet our debt service obligations.

         As of September 30, 1999, we had one secured loan of approximately $9.9 million, which was secured by a mortgage on one of our properties. However, if amounts due under our bank line are not paid at maturity, the bank, at its option, can require us to provide security interests in our properties. Our agreements executed in connection with our senior notes and bank line of credit contain covenants, including minimum shareholder's equity, maximum ratio of debt to net worth and income coverage requirements, which impose limitations on us, including limitations on our ability to incur additional debt. Also, we are tenants-in-common in two properties where our co-owner, as the sole borrower, is obligated under a note that is secured by its interest in the property. If mortgage payments are not made by the sole borrower, the lender could commence foreclosure proceedings on the property, which could result in a loss to us.

         One of our requirements to qualify as a REIT under the Internal Revenue Code is that we must distribute to our shareholders at least 95% of our taxable income each year (determined without regard to net capital gains and the dividends paid deduction). If our cash flow is not sufficient to fund such a distribution, we may have to borrow funds on a short-term basis or liquidate investments in order to raise enough cash to fund the distribution and thereby maintain our REIT status. Such borrowing or liquidation may be on disadvantageous terms and not otherwise in our best interests. As a result our ability to pursue our broader business strategy may be adversely affected.

FAILURE TO RESOLVE THE YEAR 2000 PROBLEM COULD HAVE AN ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

         Many existing computer programs and embedded technologies use two digits rather than four to define the applicable year. Consequently, our computer equipment, software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000. This may result in system failure or erroneous data that may disrupt our operations. We have initiated a Year 2000 compliance program that includes a review of both our information technology and non-information technology systems, as well as inquiries to our major vendors, key tenants, banks and other parties we have significant business dealings with. During 1998 and 1999, we have undertaken and substantially completed the conversion and upgrade of our management system.

         Based on currently available information, we believe that the Year 2000 issue shall not pose significant operational problems for us. However, if we fail to properly identify all Year 2000 issues, or if our assessment, remediation and testing are not effected in a timely manner, the Year 2000 issue may adversely affect our results of operations or our relationships with tenants or other third parties. Additionally, we can not assure you that the Year 2000 issues of third parties shall not have an adverse impact on our results of operations. For further Year 2000 readiness disclosure, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in our most recent Annual Report on Form 10-K and in our most recent Quarterly Report on Form 10-Q.

                                   THE COMPANY

         We are Western Properties Trust ("Western Properties"), a real estate investment trust ("REIT") formerly known as Western Investment Real Estate Trust. We focus on owning, redeveloping, developing and operating community and neighborhood shopping centers and other real estate in a number of markets in the western United States. Western Properties was founded in 1962. We are self-administered, which means that our operating decisions are made by our officers under the supervision of our board of trustees. Effective October 30, 1998, we acquired control of Kienow's Food Stores, Inc., an Oregon corporation ("Kienow's"). Kienow's is a Portland, Oregon-based landlord of neighborhood shopping centers and other properties, whose principal assets are its real estate properties. Kienow's is now an unconsolidated indirect subsidiary of ours. The acquisition was accomplished using a newly formed downREIT limited partnership, named Western/Kienow, L.P. (the "DownREIT Partnership"). The DownREIT Partnership is a Delaware limited partnership that we control in our capacity as its sole general partner. In this prospectus, the term "Company" generally includes Western Properties, the DownREIT Partnership, Kienow's and a partnership in which Western Properties has a controlling financial interest. As of September 30, 1999, the Company holds 63 real estate investments. Those investments are comprised of 49 properties owned directly, three notes secured by real estate (i.e., mortgages) and 11 properties owned by Kienow's. The 63 properties contain an aggregate of approximately 5.6 million leasable square feet. Included in this total are 9 properties held for sale comprising 262,000 leasable square feet. The Company evaluates performance and makes resource-allocation decisions on an individual property basis. For financial reporting purposes the Company has grouped its properties into three segments: shopping centers; single-tenant retail; and other commercial properties. Investments principally consist of direct investments in real estate and also include three loans secured by real estate. The Company leases a substantial portion of its total gross leasable area on a long-term, triple net basis. Most of the shopping centers owned by the Company have a grocery store as an anchor tenant.

         We have elected to be taxed as a REIT for federal income tax purposes. If we continue to comply with the REIT qualification requirements under the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), we will not generally be required to pay income tax at the corporate level.

         Our executive offices are located in the San Francisco Bay Area at 2200 Powell Street, Suite 600, Emeryville, California 94608 and our telephone number is (510) 597-0160. Additionally, we maintain regional offices in Granite Bay and Fresno, California and Portland, Oregon.

THE DOWNREIT PARTNERSHIP

         The DownREIT Partnership's principal asset is its indirect interest in Kienow's. The limited partners of the DownREIT Partnership are the prior stockholders of Kienow's who accepted units of limited partnership interest in the DownREIT Partnership ("Units") in exchange for their interest in Kienow's. Each of the limited partners of the DownREIT Partnership has the right to tender his or her Units to the DownREIT Partnership for cash. Upon such a tender, we have the right to acquire the tendered Units, either for cash or for our common shares on a one-for-one basis under certain terms and conditions. This prospectus relates to the common shares we may issue to the limited partners in exchange for their Units in the DownREIT Partnership. The limited partners' redemption right was not exercisable during the first year following issuance of the Units and became exercisable on October 30, 1999. See "Registration Rights of the Unitholders."

                                 USE OF PROCEEDS

         We will not receive any cash proceeds from our issuance of the common shares covered by this prospectus, but instead we will receive Units in the DownREIT Partnership. Receiving those Units will increase our ownership interest in the DownREIT Partnership.

                        DESCRIPTION OF OUR COMMON SHARES

         The description of our common shares of beneficial interest ("Common Shares") set forth below does not purport to be complete and is qualified in its entirety by reference to our declaration of trust, as amended, restated and supplemented through the date hereof (our "Charter"), a copy of which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

GENERAL

         Under our Charter, we have authority to issue an unlimited number of Common Shares, without par value, and up to 2,000,000 preferred shares of beneficial interest, without par value ("Preferred Shares"). On September 30, 1999, we had issued and outstanding 17,231,349 Common Shares. No Preferred Shares are currently outstanding. In addition, on October 30, 1999, there were 1,432,364 units of limited partnership interest in the DownREIT Partnership outstanding, which units are exchangeable for Common Shares on a one-for-one basis.

         Subject to the preferential rights of any outstanding class of Preferred Shares, the holders of Common Shares are entitled to those distributions as may be declared from time to time by our board of trustees from funds available therefor and, upon liquidation, are entitled to receive pro rata all assets of the Company available for distributions to those holders. All Common Shares issued pursuant to this prospectus shall be fully paid and nonassessable and the holders thereof shall not have preemptive rights. However, our Charter prohibits us from issuing warrants, options or similar evidences of a right to buy our shares unless issued to all of our security holders ratably (or unless in connection with an employee stock option plan).

         The holders of Common Shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and, except as otherwise required by law or provided in any resolution adopted by our board of trustees with respect to any class of Preferred Shares establishing the powers, designations, preferences and relative, participating, option or other special rights of that series, the holders of those Common Shares exclusively possess all voting power. The Charter does not provide for cumulative voting in the election of trustees.

         The Charter provides for a staggered board of trustees consisting of three classes. Each class holds office until the third annual meeting for selection of trustees following the election of that class.

TRANSFER AGENT AND REGISTRAR

         The transfer agent, registrar and dividend disbursing agent for the Common Shares is ChaseMellon Shareholder Services, L.L.C., New York, New York.

RESTRICTIONS ON OWNERSHIP

         The Common Shares are freely transferable, except that the board of trustees may refuse to transfer shares if, in the opinion of the trustees, the proposed transfer would jeopardize our qualification as a real estate investment trust under the Internal Revenue Code. For Western Properties to qualify as a REIT under the Internal Revenue Code, it must meet certain requirements concerning the ownership of its outstanding shares of capital stock. Specifically, not more than 50% in value of the Company's outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year, and the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. See "Federal Income Tax Considerations."

         Because our board of trustees believes it is essential for us to qualify as a REIT, the Charter permits the board of trustees to refuse to transfer shares, if in the opinion of the trustees, the proposed transfer would jeopardize our qualification as a REIT for any reason, including the violation of the Internal Revenue Code restrictions described above and under "Federal Income Tax Considerations."

PREFERRED SHARES

         We are authorized to issue up to 2,000,000 Preferred Shares, without par value. No Preferred Shares are outstanding as of the date hereof. Under our Charter, Preferred Shares may be issued from time to time, in one or more series, as authorized by the board of trustees. Subject to limitations prescribed by California law and our Charter, the board of trustees is authorized to fix the number of shares constituting each series of Preferred Shares and the designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereon, including those provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and any other subjects or matters as may be fixed by resolution of the board of trustees or a duly authorized committee thereof. The Preferred Shares shall, when issued, be fully paid and nonassessable. Because the board of trustees has the power to establish the terms and conditions of each series of Preferred Shares, it may afford the holders of any series of Preferred Shares power, preferences and rights, voting or otherwise, senior to the rights of holders of Common Shares. The issuance of Preferred Shares could have the effect of delaying or preventing a change in control of Western Properties.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of material federal income tax considerations that may be relevant to a prospective holder of Common Shares in Western Properties is based on current law. This discussion does not purport to address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws, including insurance companies, tax-exempt organizations (except as described below), financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States (except as described below).

         The statements in this discussion are based on current provisions of the Internal Revenue Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, shall not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of those changes.

         EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

     GENERAL.

         Western Properties elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code in 1962 and has not revoked its election. Western Properties believes that it is organized and operates in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code, and intends to operate in that manner, but no assurance can be given that it shall operate in a manner so as to qualify or remain qualified as a REIT.

         The REIT provisions of the Internal Revenue Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. O'Melveny & Myers LLP has acted as tax counsel to the Company.

         In the opinion of O'Melveny & Myers LLP, Western Properties' organization and method of operation shall enable it to meet the requirements for qualification and taxation as a REIT under the Internal Revenue Code for its current taxable year and for future years. It must be emphasized that this opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including a REIT qualification analysis provided by the Company. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this prospectus. Moreover, qualification and taxation as a REIT depends upon Western Properties having met, and its continuing ability to meet, through actual annual operating results, the distribution level tests, diversity of stock ownership test, and the various other qualification tests imposed under the Internal Revenue Code discussed below, the results of which were not and shall not be reviewed by O'Melveny & Myers LLP. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year satisfied or shall satisfy those requirements. See "-Failure to Qualify." The opinion letter of O'Melveny & Myers LLP is filed as an exhibit to the registration statement of which this prospectus is a part.

         In any year in which Western Properties qualifies as a REIT, in general it shall not be subject to federal income tax on that portion of its taxable income or capital gain which is distributed to shareholders. Western Properties shall, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

         Notwithstanding its qualification as a REIT, Western Properties may also be subject to taxation in certain other circumstances. If Western Properties should fail to satisfy the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a REIT because certain other requirements are met, it shall be subject to a 100% tax on the gross income attributable to the greater of the amount by which it fails either the 75% or the 95% test, multiplied by a fraction intended to reflect its profitability. Western Properties shall also be subject to a tax of 100% on net income from "prohibited transactions," which "prohibited transactions" are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property and, if Western Properties has (i) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a default on indebtedness or a lease) which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it shall be subject to tax on that income from foreclosure property at the highest corporate rate. In addition, if Western Properties should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for that year, (ii) 95% of its REIT capital gain net income for that year, and (iii) any undistributed taxable income from prior years, it would be subject to a 4% excise tax on the excess of a required distribution over the amounts actually distributed. Western Properties may also be subject to the corporate "alternative minimum tax," on its items of tax preference, as well as tax in certain situations not presently contemplated.

     REQUIREMENTS FOR QUALIFICATION.

         The Internal Revenue Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors, (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (iii) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code, (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code,
(v) the beneficial ownership of which is held by 100 or more persons, (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities), and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) shall not apply until after the first taxable year for which an election is made to be taxed as a REIT. Additionally, for any taxable year of Western Properties beginning after August 5, 1997, if Western Properties complies with Treasury Regulations requiring the maintenance of records to ascertain ownership of its outstanding stock and Western Properties does not know or have reason to know that it failed to satisfy condition (vi), it shall be treated as having satisfied that condition for any applicable taxable year.

         Western Properties believes that it has issued sufficient shares to allow it to satisfy conditions (v) and (vi). In addition, Western Properties' Charter grants the trustees the right to refuse to recognize a transfer of shares if, in their opinion, the proposed transfer would jeopardize Western Properties' qualification as a REIT under the share ownership requirements described in conditions (v) and (vi) above, or otherwise.

         Western Properties currently has one wholly-owned corporate subsidiary, Western Asset Management Services, and may have additional corporate subsidiaries in the future. Internal Revenue Code Section 856(i) provides that a corporation that is a "qualified REIT subsidiary" shall not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction and credit of the REIT. A "qualified REIT subsidiary" is a corporation, all of the capital stock of which is held by the REIT. Thus, in applying the requirements described herein, any "qualified REIT subsidiaries" owned by Western Properties shall be ignored, and all assets, liabilities, and items of income, deduction, and credit of those subsidiaries shall be treated as assets, liabilities and items of income, deduction and credit of Western Properties. Western Properties' current wholly-owned subsidiary is a "qualified REIT subsidiary." Western Properties' wholly-owned subsidiary therefore shall not be subject to federal corporate income taxation, although it may be subject to state and local taxation.

         In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT shall be deemed to own its proportionate share of the assets of the partnership and shall be deemed to be entitled to the income of the partnership attributable to its share. In addition, the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including for purposes of satisfying the gross income tests and the asset tests. Thus, Western Properties' proportionate share of the assets, liabilities and items of income of the DownREIT Partnership shall be treated as assets, liabilities and items of income of Western Properties for purposes of applying the requirements described herein.

     INCOME TESTS.

         In order to qualify and maintain qualification as a REIT, Western Properties annually must satisfy two gross income requirements. First, at least 75% of Western Properties' gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least
95% of Western Properties' gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from its real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

         Rents received by Western Properties shall qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally shall not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Internal Revenue Code provides that rents received from a tenant shall not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of that tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to that personal property shall not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of that property, other than through an independent contractor from whom the REIT derives no revenue; provided, however, Western Properties may directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. For taxable years beginning after August 5, 1997, Western Properties may operate or manage the property or furnish or render services to the tenants of that property without disqualifying any rents received from that property as "rents from real property," provided that any amounts received or accrued (directly or indirectly) by Western Properties for any of those activities or services do not exceed 1% of all amounts received or accrued (directly or indirectly) with respect to that property. However, any amounts received or accrued (directly or indirectly) by Western Properties for any of those activities or services shall not qualify as "rents from real property," even to the extent those amounts do not exceed the 1% threshold. The Company does not and shall not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom Western Properties derives no revenue (subject to the 1% de minimis rule discussed above).

         The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of that amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally shall not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         If Western Properties fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions shall be generally available if Western Properties' failure to meet those tests was due to reasonable cause and not due to willful neglect, Western Properties attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Western Properties would be entitled to the benefit of these relief provisions. As discussed above in "General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income.

     ASSET TESTS.

         Western Properties, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of Western Properties' total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which Western Properties owns an interest and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of Western Properties), cash, cash items and government securities. Second, not more than 25% of Western Properties' total assets may be represented by securities other than those in the 75% asset class. Third, of the investments not included in the 75% asset class, the value of any one issuer's securities owned by Western Properties may not exceed 5% of the value of Western Properties' total assets, and Western Properties may not own more than 10% of any one issuer's outstanding voting securities (except for its ownership interest in the stock of a qualified REIT subsidiary).

         If Western Properties should fail to satisfy the asset tests at the end of a calendar quarter, that failure would not cause it to lose its REIT status if (i) it satisfied all of the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of Western Properties' assets and the asset requirements either did not exist immediately after the acquisition of any particular asset or was not wholly or partly caused by that acquisition (i.e., the discrepancy arose from changes in the market values of its assets). If the condition described in clause (ii) of the preceding sentence were not satisfied, Western Properties still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the quarter in which it arose.

     ANNUAL DISTRIBUTION REQUIREMENTS.

         Western Properties, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its shareholders in an amount at least equal to (i) the sum of (a) 95% of Western Properties' "REIT taxable income" (computed without regard to the dividends paid deduction and Western Properties' net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Those distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before Western Properties timely files its tax return for the year and if paid on or before the first regular dividend payment after the declaration. To the extent that Western Properties does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it shall be subject to tax thereon at regular ordinary and capital gain corporate tax rates. Western Properties may elect to retain and pay taxes on all or a portion of its net long-term capital gains for that year, in which case, Western Properties' shareholders would include in their income as long-term capital gains their proportionate share of the undistributed capital gains. The shareholders would be treated as having paid their proportionate share of the capital gains tax paid by Western Properties, which amounts would be credited or refunded to the shareholders. Furthermore, if Western Properties should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain income for the year, and (iii) any undistributed taxable income from prior periods, Western Properties shall be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed. For taxable years of Western Properties beginning after August 5, 1997, Western Properties may elect to retain and pay taxes on all or a portion of its net long-term capital gains for the year, in which case its shareholders would include in income their proportionate share of that undistributed long-term capital gain and claim a credit for their share of the taxes paid by Western Properties. Western Properties intends to make timely distributions sufficient to satisfy this annual distribution requirement.

         It is possible that Western Properties, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of those expenses in arriving at taxable income of Western Properties. In the event that those timing differences occur, in order to meet the 95% distribution requirement, Western Properties may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

         Under certain circumstances, Western Properties may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Western Properties' deduction for dividends paid for the earlier year. Thus, Western Properties may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Western Properties shall be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

         If Western Properties fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, Western Properties shall be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Western Properties fails to qualify shall not be deductible by Western Properties nor shall they be required to be made. In that event, to the extent of current and accumulated earnings and profits, all distributions to shareholders shall be taxable as ordinary income, and, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company shall also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to that statutory relief.

TAXATION OF TAXABLE DOMESTIC SHAREHOLDERS

         As long as Western Properties qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) shall be taken into account by them as ordinary income and shall not be eligible for the dividends received deduction for corporations. Distributions (or, net long-term capital gains retained by Western Properties) that are designated as capital gain dividends shall be taxed as long-term capital gain (to the extent they do not exceed Western Properties' actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits shall not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather shall reduce the adjusted basis of those shares. To the extent that those distributions exceed the adjusted basis of a stockholder's shares they shall be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less) assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by Western Properties in October, November or December of any year payable to a stockholder of record on a specified date in any of those months shall be treated as both paid by Western Properties and received by the stockholder on December 31 of that year, provided that the dividend is actually paid by Western Properties during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of Western Properties.

         In general, any loss upon a sale or exchange of shares by a stockholder who has held those shares for six months or less (after applying certain holding period rules), shall be treated as a long-term capital loss to the extent of distributions from Western Properties required to be treated by the stockholder as long-term capital gain.

BACKUP WITHHOLDING

         Western Properties shall report to its domestic shareholders and the Internal Revenue Service the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide Western Properties with his correct taxpayer identification number may also be subject to penalties imposed by the Internal

Revenue Service. Any amount paid as backup withholding shall be creditable against the stockholder's income tax liability. In addition, Western Properties may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to Western Properties. The Internal Revenue Service has issued final regulations that shall alter the technical requirements relating to backup withholding compliance as applied to foreign shareholders for distributions made after December 31, 2000. See "-Taxation of Foreign Shareholders."

TAXATION OF TAX-EXEMPT SHAREHOLDERS

         In Revenue Ruling 66-106, 1966-1 C.B. 151, the Internal Revenue Service ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income" ("UBTI"). Revenue rulings are interpretive in nature and subject to revocation or modification by the IRS. However, based upon Revenue Ruling 66-106 and the analysis therein, distributions by Western Properties to a stockholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity.

         In certain circumstances, a pension trust that owns more than 10% of Western Properties stock shall be required to treat a percentage of the dividends received from Western Properties as UBTI (the "UBTI Percentage"). The UBTI Percentage is the gross income derived by Western Properties from an unrelated trade or business (determined as if Western Properties were a pension trust) divided by Western Properties' gross income for the year in which the dividends are paid. The UBTI Percentage rule shall apply to a pension trust holding more than 10% of Western Properties' stock only if (i) the UBTI Percentage is at least 5%, (ii) Western Properties qualifies as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding shares of Western Properties in proportion to their actuarial interests in the pension trust and (iii) either (A) one pension trust owns more than 25% of the value of Western Properties' stock or (B) a group of pension trusts individually holding more than 10% of the value of Western Properties' stock collectively owns more than 50% of the value of Western Properties' stock.

TAXATION OF FOREIGN SHAREHOLDERS

         The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt shall be made herein to provide more than a summary of the rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements.

         Distributions by the Company that are not attributable to gain from sales or exchanges of United States real property interests and not designated by Western Properties as capital gains dividends shall be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits. The distributions, ordinarily, shall be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Shares is treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business, the Non-U.S. Shareholder generally shall be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends (and may also be subject to the 30% branch profits tax in the case of a Non-U.S. Shareholder that is a foreign corporation). Western Properties expects to withhold United

States income tax at the rate of 30% on the gross amount of any of those dividends made to a Non-U.S. Shareholders unless (i) a lower treaty rate applies or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with Western Properties certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of the Non-U.S. Shareholder. Lower treaty rates applicable to dividend income may not necessarily apply to dividends from a REIT, however. The Internal Revenue Service has issued final regulations that shall modify the manner in which Western Properties complies with the withholding requirements for distributions made after December 31, 2000. Distributions in excess of current and accumulated earnings and profits of Western Properties shall not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather shall reduce the adjusted basis of those shares. To the extent that the distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they shall give rise to tax liability if the Non-U.S. Shareholder otherwise is subject to tax on any gain from the sale or disposition of his Western Properties shares (as described below). If it cannot be determined at the time a distribution is made whether or not the distribution shall be in excess of current and accumulated earnings and profits, the distribution shall be subject to withholding at the same rate applicable to dividends. However, amounts thus withheld are refundable if it is subsequently determined that the distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

         In August 1996, the U.S. Congress passed the Small Business Job Protection Act of 1996, which requires Western Properties to withhold 10% of any distribution in excess of its current and accumulated earnings and profits. That statute is effective for distributions made after August 20, 1996. Consequently, although Western Properties intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that it does not do so, any portion of a distribution not subject to withholding at a rate of 30% shall be subject to withholding at a rate of 10%.

         For any year in which Western Properties qualifies as a REIT, distributions (or for taxable years beginning after December 31, 1997, net long-term capital gains retained and designated as capital gain dividends by Western Properties) that are attributable to gain from sales or exchanges by Western Properties of United States real property interests shall be taxed to a Non-U.S. Stockholder under provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if the gain were effectively connected with a United States trade or business. Non-U.S. Shareholders would thus be taxed at the same capital gain rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty relief or exemption. Western Properties is required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by it as a capital gains dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

         Gain recognized by a Non-U.S. Shareholder upon a sale of shares generally shall not be taxed under FIRPTA if Western Properties is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. However, because the shares of Western Properties are publicly-traded, no assurance can be given that Western Properties shall continue to be a "domestically-controlled REIT." In addition, a Non-U.S. Shareholder that owns, actually or constructively, 5% or less of Western Properties' stock throughout a specified "look back" period shall not recognize gain on the sale of his stock taxable under FIRPTA if the shares are traded on an established securities market. Furthermore, gain not subject to FIRPTA shall be taxable to a Non-U.S. Shareholder if (i) investment in the shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder shall be subject to the same treatment as U.S. shareholders with respect to the gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax), or
(ii)
the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual shall be subject to a 30% tax on the individual's capital gains. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder shall be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and, in the case of foreign corporations, subject to the possible application of the 30% branch profits tax).

STATE AND LOCAL TAXES

         Western Properties, its subsidiaries, the DownREIT Partnership, or Western Properties' shareholders may be subject to state and local tax in various states and localities, including those states and localities in which it or they transact business, own property, or reside. The state tax treatment of the Company and our shareholders in those jurisdictions may differ from the federal income tax treatment described above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the Common Shares.

                     REGISTRATION RIGHTS OF THE UNITHOLDERS

         All of the Unitholders currently hold Units in the DownREIT Partnership. The Units were issued to them in connection with our acquisition of Kienow's on October 30, 1998.

         The Partnership Agreement gives the Unitholders the right to tender their Units to the DownREIT Partnership for redemption at any time on or after October 30, 1999. Upon such tender, we have the right to acquire their tendered Units in exchange for Common Shares, on a one-for-one basis, or for cash. However, our right to acquire their tendered Units in exchange for Common Shares is conditioned on the Common Shares being registered under the Securities Act. This prospectus is part of a registration statement we filed with the SEC to register the issuance of such Common Shares. In the Partnership Agreement, we agreed to bear our proportionate share of the expense of registering the Common Shares. The Unitholders are under no obligation to tender their Units for redemption and we are under no obligation to acquire tendered Units in exchange for Common Shares. Our registration of these Common Shares does not necessarily imply that we shall issue all or any portion of these Common Shares.

         In the Partnership Agreement, we agreed to use our best efforts to have the registration declared effective under the Securities Act and to keep the registration continuously effective until a date agreed upon by us and a majority of the limited partners or until the time as all of the shares registered pursuant to the registration have been issued pursuant to that registration. We further agreed to supplement or make amendments to the registration, if required by the rules, regulations or instructions applicable to the registration form utilized by us or by the Securities Act.

         Under the Partnership Agreement, we and the DownREIT Partnership are each required to pay our proportionate share of expenses in connection with the registration, including, without limitation, the following: (1) all expenses incident to filing with the National Association of Securities Dealers, Inc.; (2) registration fees; (3) printing expenses; (4) accounting and legal fees and expenses, except to the extent Unitholders elect to engage accountants or attorneys in addition to the accountants and attorneys engaged by the Company; (5) accounting expenses incident to or required by that registration or qualification; and (6) expenses of complying with the securities or blue sky laws of any jurisdiction; PROVIDED, HOWEVER, neither we nor the DownREIT Partnership shall be liable for (A) any direct out-of-pocket costs incurred by the Unitholders in connection with the registration, or (B) any other fees or expenses incurred by the

Unitholders in connection with that registration, which according to the written instructions of any regulatory authority either the DownREIT Partnership or we are not permitted to pay.

         This summary of the Unitholders' registration rights is qualified in its entirety by the provisions of the Partnership Agreement, which is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

                              PLAN OF DISTRIBUTION

         We are registering our possible issuance of Common Shares to the Unitholders of the DownREIT Partnership in exchange for the Unitholders' Units in that partnership. The purpose of this registration is to comply with our registration obligation under the Partnership Agreement, as described under "Registration Rights of the Unitholders." Any Common Shares issued under this prospectus shall be issued directly to the Unitholders and not through any broker or dealer. We shall not receive any cash proceeds from our issuance of the Common Shares. We or the DownREIT Partnership shall bear all costs, expenses and fees in connection with this registration, except as described under "Registration Rights of the Unitholders."

         Our Common Shares are traded on the American Stock Exchange under the symbol "WIR."

                                     EXPERTS

         The consolidated financial statements of Western Properties Trust (formerly Western Investment Real Estate Trust) as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

         The validity of the securities registered hereby shall be passed upon for the Company by O'Melveny & Myers LLP, San Francisco, California.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC shall automatically update and supersede this information.

         The following documents, which have been filed with the SEC, are hereby incorporated by reference:

         1. Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1998, including portions of the Company's definitive Proxy Statement incorporated therein by reference;

         2. Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

         3. Current Reports on Form 8-K of the Company filed April 13, 1999 and August 20, 1999; and

         4. The description of the Common Shares included in the Company's registration statements and reports filed under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         In addition, all reports and other documents that we file with the SEC pursuant to Section 13(a) and 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of the filing of those documents, except that each time we file a new annual report on Form 10-K, any Form 10-K, Form 10-Q or Form 8-K filed prior to that filing shall no longer be incorporated in this prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a later document modifies or supersedes that statement. Any statements so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

         We shall provide without charge to each person to whom this prospectus is delivered, upon written or oral request of that person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than those documents' exhibits that are not also specifically incorporated by reference. Requests for those documents should be directed to Western Properties Trust, 2200 Powell Street, Suite 600, Emeryville, California 94608, Attention: Ms. Barbara Donham (telephone: (510) 597-0160).

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Exchange Act and in accordance with the Exchange Act we file annual and quarterly reports, proxy statements and other information with the SEC. Our reports, proxy statements and most other information that we file with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at regional offices of the SEC located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain information on the operation of the SEC's public reference room by calling 1-800-SEC-0330. Copies of our filed materials can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains an Internet site that contains our reports, proxy statements and other information as well as those documents from other companies that file electronically with the SEC and the address is http://www.sec.gov.

         We have filed with the SEC a registration statement on Form S-3 under the Securities Act, as amended, and the rules and regulations promulgated thereunder, with respect to the securities issued pursuant to this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information concerning the Company and the securities issued pursuant to this prospectus, we refer you to the registration statement and the exhibits and schedules filed therewith, which may be obtained as described above.

         No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus or any accompanying prospectus supplement, and, if given or made, that information or representation must not be relied upon as having been authorized by the Company or any underwriter. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which they relate or an offer to, or solicitation of, any person in any jurisdiction where that offer or solicitation would be unlawful. Neither the delivery of this prospectus and any accompanying prospectus supplement nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained herein or therein is correct as of any time subsequent to the date hereof or thereof.

===============================================================================


YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS OR ANY SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS.

                              ---------------------

                                TABLE OF CONTENTS


Table Of Contents..........................................................2
Note Regarding Forward-Looking Statements..................................2
Risk Factors...............................................................3
The Company...............................................................10
Use Of Proceeds...........................................................11
Description Of Our Common Shares..........................................11
Federal Income Tax Considerations.........................................13
Registration Rights Of The Unitholders....................................21
Plan Of Distribution......................................................22
Experts...................................................................22
Legal Matters.............................................................22
Incorporation Of Certain Information By Reference.........................23
Where You Can Find More Information.......................................24



                                     WESTERN
                                   PROPERTIES
                                      TRUST



                                    1,432,364
                                  COMMON SHARES
                             OF BENEFICIAL INTEREST



                                  ------------
                                   PROSPECTUS
                                  ------------



                                NOVEMBER 12, 1999



===============================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, payable by the Company in connection with the registration of the securities being registered. All amounts are estimates except the SEC registration fee and the American Stock Exchange Fee.


         DESCRIPTION                                                           AMOUNT
         SEC Registration Fee...............................................      $ 4,144
         American Stock Exchange Fee........................................       17,500
         Printing and Engraving.............................................        2,000
         Legal Fees and Expenses............................................       35,000
         Accountants' Fees and Expenses.....................................        5,000
         Miscellaneous......................................................        5,000
                                                                            -------------
                  TOTAL.....................................................
                                                                                  $68,644
                                                                            =============


ITEM 15.  INDEMNIFICATION OF TRUSTEES AND OFFICERS.

         Section 2.7 of Western Properties Trust's Declaration of Trust (the "Charter") provides that any trustee or officer of Western Properties, whether or not still in office, made a party to any action, suit or proceeding or against whom a claim or liability is asserted because he is or was a trustee or officer of Western Properties shall be indemnified and held harmless by Western Properties against judgments, fines, amounts paid on account thereof, whether in settlement or otherwise, and reasonable expenses, including attorneys' fees actually and reasonably incurred by him in connection with the defense of that action, suit or proceeding or in connection with the appeal therein, whether or not the same proceeds to judgment or is settled or otherwise brought to a conclusion. Those rights of indemnification and reimbursement shall be satisfied only out of the assets of Western Properties. Under Section 2.5 of Western Properties' Charter, no shareholder shall be personally or individually liable for any claim against the trustees or officers. No person shall be indemnified or reimbursed for any claim, obligation or liability which shall have been adjudicated, or in case of settlement, which in the opinion of counsel for Western Properties would, if adjudicated, have likely been adjudicated to have arisen out of or been based upon that person's willful misfeasance, bad faith, gross negligence or reckless disregard of duty or for his failure to act in good faith in the reasonable belief that his action was in the best interests of Western Properties. Western Properties has entered into individual indemnification agreements with each trustee and officer of Western Properties.

ITEM 16.  EXHIBITS.

         The following exhibits are part of this registration statement on Form S-3 and are numbered in accordance with Item 601 of Regulation S-K.


Exhibit No.       Description
-----------       --------------------------------------------------------------
4.1               Amended and Restated Declaration of Trust (previously filed as
                  Exhibit 3 to Western Properties' Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference).

5.1 Opinion of O'Melveny & Myers LLP as to legality of the shares being registered.

8.1 Opinion of O'Melveny & Myers LLP as to certain federal income tax matters.

23.1              Consent of Independent Accountants.

23.2 Consent of O'Melveny & Myers LLP, which is included within the opinions filed as Exhibits 5.1 and 8.1.

24.1              Powers of Attorney included under the caption "Signatures."

99.1              Agreement of Limited Partnership of Western/Kienow, L.P., dated
                  October 30, 1998 (previously filed as exhibit 10.6 to Western
                  Properties' Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference).


ITEM 17.  UNDERTAKINGS

         (a)      Western Properties Trust hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply insofar as the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each of those post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Western Properties Trust hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of those securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (c) Western Properties Trust hereby undertakes that, for purposes of determining any liability under the Securities Act:

                           (1) the information omitted from the form of
                  prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4), or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                           (2) each post-effective amendment that contains a
                  form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of those securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of this registration statement, or otherwise (other than insurance), the registrant has been advised that in the opinion of the SEC that indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by that director, officer or controlling person in connection with the securities being registered, the registrant shall, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and shall be governed by the final adjudication of that issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on November 11, 1999.

                                WESTERN PROPERTIES TRUST

                                By: /s/ Bradley N. Blake
                                ---------------------------------------
                                Bradley N. Blake
                                President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Each of the undersigned officers and trustees of Western Properties, hereby constitutes and appoint Bradley N. Blake and Dennis D. Ryan, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the initial filing of Western Properties' registration statement on form S-3 any and all amendments to thereto, including post-effective amendments, to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby, ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


                SIGNATURE                           TITLE                           DATE

------------------------------------------------------------------------------------------------


----------------------------
Robert J. McLaughlin               Chairman of the Board and Trustee          November __, 1999

/s/ Bradley N. Blake
----------------------------
Bradley N. Blake                   President, Chief Executive Officer and
                                   Trustee                                    November 11, 1999
/s/ Dennis D. Ryan
----------------------------       Executive Vice President, Chief
Dennis D. Ryan                     Financial Officer and Trustee              November 10, 1999


----------------------------
Joseph P. Colmery                  Trustee                                    November __, 1999


----------------------------
L. Michael Foley                   Trustee                                    November __, 1999

/s/ Reginald B. Oliver
----------------------------
Reginald B. Oliver                 Trustee                                    November 10, 1999

/s/ James L. Stell
----------------------------
James L. Stell                     Trustee                                    November 9, 1999



                                  EXHIBIT INDEX

         Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.


Exhibit No.       Description
----------        --------------------------------------------------------------------------
4.1               Amended and Restated Declaration of Trust (previously filed as Exhibit 3 to Western Properties' Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference).

5.1               Opinion of O'Melveny & Myers LLP as to legality of the shares being registered.

8.1               Opinion of O'Melveny & Myers LLP as to certain federal income tax matters.

23.1              Consent of Independent Accountants.

23.2              Consent of O'Melveny & Myers LLP, which is included within the opinions filed as Exhibits 5.1 and 8.1.

24.1              Powers of Attorney included under the caption "Signatures."

99.1              Agreement of Limited Partnership of Western/Kienow, L.P., dated October 30,
                  1998 (previously filed as exhibit 10.6 to Western Properties Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference).
